Exhibit 99.1

For Immediate Release

IR Contact	Media Contact
David Waldman/Jody Burfening	Jason Howard/Chenoa Taitt
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
jburfening@lhai.com	jhoward@lhai.com / ctaitt@lhai.com
(212) 838-3777	(212) 838-3777

WindsorTech, d/b/a QSGI, Confirmed Eligible to List on the Archipelago ExchangeSM

Stock to Trade Under New Ticker Symbol “QGI”

Company Plans Name Change to QSGI

HIGHTSTOWN, NJ—September 13, 2005—WindsorTech, Inc. (OTCBB: WSRT) d/b/a QSGI, today announced that it has been confirmed eligible to list its shares on the Archipelago ExchangeSM (ArcaEx®), a facility of the Pacific Exchange®. Trading of WindsorTech’s common shares is expected commence on Thursday, September 15, 2005, under the symbol “QGI.”

The company also announced that it plans to change its name to QSGI, Inc. pending approval of the name change at the company's annual shareholder meeting in October. QSGI, Inc. better reflects the brand identity the company has been building over the course of 2005.

Marc Sherman, chairman and chief executive officer of WindsorTech, stated, “We are happy to be a part of the world’s largest fully-electronic stock exchange, where we believe QSGI will be visible to a wider range of investors. Our listing on the ArcaEx follows an extensive due diligence process by the exchange, and further reinforces our commitment to the highest corporate governance standards.”

Jerry Putman, CEO of Archipelago Holdings, the parent company of ArcaEx®, commented, “We are pleased to confirm QSGI’s eligibility to list on ArcaEx®. As a leader in the data security and compliance industry, we believe that QSGI is a prime example of the type of small cap emerging growth company that will benefit from an ArcaEx listing.”

Mr. Sherman concluded, “Given the strong brand recognition the QSGI name is gaining, as the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a corporation’s entire IT platform, it is the natural next step for us to ask our shareholders to formalize our name change at the upcoming shareholder meeting.”

About WindsorTech

WindsorTech Inc., d/b/a QSGI, manages the information technology (IT) products of Fortune 1000 and government clients, and provides global solutions for meeting its clients’ data security and regulatory compliance needs. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability, by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

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